                        CONTINGENT REINSURANCE AGREEMENT

THIS CONTINGENT REINSURANCE AGREEMENT (the "Agreement") is made as of January 1, 2003 between METLIFE INVESTORS INSURANCE COMPANY ("MetLife Investors") 22 Corporate Plaza, Newport Beach, CA 92660, a Missouri insurance corporation, and GENERAL AMERICAN LIFE INSURANCE COMPANY ("General American") 700 Market Street, St. Louis, MO 63101, a Missouri life insurance corporation.

THE BACKGROUND of this Agreement is that MetLife Investors desires to cede to General American on a contingent assumption basis its inforce and prospective life Insurance policies, fixed and variable annuity contracts and any other insurance coverages that MetLife Investors may issue (together, the "Contracts"), with an indemnity reinsurance cut-through feature for any unassumed Contracts, and that General American wishes to accept such contingent reinsurance cession in accordance with the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the promises set forth in this Agreement, the parties agree as follows:

                          ARTICLE I SCOPE OF AGREEMENT

MetLife Investors shall cede and General American shall accept, on a contingent assumption reinsurance basis, all of MetLife Investors liabilities on Contracts inforce during the term of this Agreement in the circumstances specified herein.

                          ARTICLE II TERM OF AGREEMENT

1. General American's contingent liability with respect to the automatic assumption of the MetLife Investors direct Contract liabilities, as provided herein, shall begin as of the effective date hereof but, in no case, shall it begin before that of MetLife Investors and shall continue until the termination of the assumed direct Contract liability and thereafter until terminated in accordance with the provisions hereof.

2. Either party may terminate this Agreement as to future Contracts at any time provided that the terminating party shall have given the other party thirty (30) days prior written notice. The termination of the Agreement as to new Contracts shall not affect any existing inforce Contracts that shall continue to be covered by the terms and conditions of this Agreement until their normal termination or expiry, except as may otherwise be provided herein.

3. Notwithstanding the foregoing provisions; General American may, prior to the occurrence of an assumption contingency, as herein defined, terminate this Agreement as to all inforce and future Contracts upon thirty (30) days' prior written notice to MetLife Investors in the event that (1) MetLife Investors attains a stand-alone Moody's Investors Service rating, without giving effect to this Agreement, that is the same as or better than its rating from such agency with such effect or (2) there is transfer of control of MetLife Investors or MetLife Investors conveys its entire block of business to an acquirer (i) having a rating from Moody's Investors Service that is at least equal to the lower of (a) General American's then current rating from such agency or (b) MetLife Investors' then current rating after giving effect to this Agreement from such agency; or (ii) such that, after giving effect to the transaction, MetLife Investors attains a Moody's Investors Service rating that is the same as or better than its then current rating from such agency after giving effect to this Agreement.

                              ARTICLE III PREMIUMS

1. As a condition precedent to the effectuation of a contingent assumption; MetLife Investors shall pay to General American a ceded reinsurance premium in an amount equal to the then current statutory reserve amounts on the date of the assumption and the amount of any future premiums received by MetLife Investors.

2. General American shall not pay a ceding commission in the event of a contingent assumption as provided herein but shall reimburse MetLife Investors for its share of any premium taxes on premiums received by MetLife Investors.

                              ARTICLE IV PROCEDURES

1. MetLife Investors shall, from time to time, provide to General American all underwriting and other information that General American may reasonably request with respect to inforce Contracts that are subject to contingent assumption as provided herein. MetLife Investors shall not add new lines of business or substantially change its forms, rates and rules that apply to Contracts without prior notice to General American.

2. General American will follow the fortunes of MetLife Investors and will abide by MetLife Investors' decisions, including compromises, with respect to the MetLife Investors administration of the Contracts prior to the date of their assumption as provided herein.

                               ARTICLE V RECAPTURE

Upon General American's contingent assumption of direct Contract liabilities as provided herein, MetLife Investors shall have no right of recapture.

                             ARTICLE VI ARBITRATION

1. All disputes and differences between the parties will be decided by arbitration, regardless of the insolvency of either party, unless the liquidator, receiver or statutory successor is specifically exempted from an arbitration proceeding by applicable law.

2. Either party may initiate arbitration by providing written notification to the other party that sets forth (a) a brief statement of the issue(s); (b) the failure of the parties to reach agreement; and (c) the date of the demand for arbitration.

3. The arbitration panel shall consist of three arbitrators who must be impartial and each of whom must, at that time, either be accredited as an arbitrator by ARIAS-US or be an active or former officer of a life insurance or reinsurance company other than the parties or their affiliates.

4. Each party shall select an arbitrator within thirty (30) days from the date of the demand. If either party shall refuse or fail to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten (10) days, the arbitrator will appoint an arbitrator on its behalf. The two (2) arbitrators shall select the third arbitrator, who must also be, at that time, accredited by ARIAS-US as an Umpire, within thirty (30) days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the third arbitrator, within the time allowed, the Umpire Selection Procedures of ARIAS-US, as in force at that time, shall be used to select the third arbitrator.

5. The arbitrators shall interpret this Agreement as an honorable engagement rather than merely as a legal obligation and shall consider equitable principles as well as industry custom and practice regarding the applicable insurance and reinsurance business. The arbitrators are released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

6. The arbitrators shall determine all arbitration schedules and procedural rules and may, in their discretion, use applicable ARIAS-US forms and procedures. Organizational and other meetings will be held in New York, NY, unless the arbitrators shall otherwise provide. The arbitrators shall decide all matters by majority vote.

7. The decisions of the arbitrators shall be final and binding on both parties. The arbitrators may, in their discretion, award costs and expenses, as they, deem appropriate, including but not limited to legal fees and interest. Judgment may be entered upon the final decisions of the arbitrators in any court of competent jurisdiction. The arbitrators may not award any exemplary or punitive damages.

8. Unless the arbitrators shall provide otherwise, each party will be responsible for (a) all fees and expenses charged by its respective counsel, accountants, actuaries and other representatives in connection with the arbitration and (b) one-half of the expenses of the arbitration, including the fees of the arbitrators.

                               ARTICLE VII NOTICES

Notices. All notices and other communications by one party under this Agreement
-------
must be in writing and will be deemed effective upon delivery to the other party at the address set forth below

(a)  If to General American;

          Controller
          GENERAL American Life Insurance Company
          700 Market Street
          St. Louis, MO 63101

     With a copy to:

          Controller
          Metropolitan Life Insurance Company
          One Madison Avenue
          New York, NY 10010

(b)  If to MetLife Investors:

          Controller
          MetLife Investors Insurance Company
          22 Corporate Plaza
          Newport Beach, CA 92660

or such other address as a party may designate in writing as to its own address; provided, however, that any notice of change of address shall be effective only upon receipt.

                       ARTICLE VIII CONTINGENT ASSUMPTION

1. An assumption contingency (an "Assumption Contingency") shall mean, the existence of any one of the following conditions:

     (a) The total statutory capital and surplus of MetLife Investors falls below ten million dollars ($10,000,000);

     (b) The total amount of MetLife Investors statutory capital and surplus is insufficient to maintain a total adjusted capital of MetLife Investors at a level not less than one hundred eighty percent (180%) of the company action level RBC of MetLife Investors; provided that "total adjusted capital" and "company action level RBC" shall be as defined in the Risk-Based Capital
     (RBC) for Insurers Model Act adopted by the National Association of Insurance Commissioners; or

     (c) MetLife Investors shall be adjudged Insolvent; placed in any form of insolvency proceedings, including proceedings leading to the adoption of a plan of rehabilitation; control of the business and affairs of MetLife Investors has been assumed by regulatory authority; or an application has been made for the liquidation of MetLife Investors.

2. In order to provide additional financial support for MetLife Investors, General American will, in the event of the occurrence of an Assumption Contingency, issue a Contingent Assumption Certificate, in the form attached hereto as Attachment A (the "Assumption Certificate") to each holder of a Contract.

3. If, because of the occurrence of an Assumption Contingency, General American shall, thereafter, become liable with respect to a Contract pursuant to a Certificate, General American shall, as provided in this Agreement.

     (a) Be substituted, on the same Contract terms and conditions, as MetLife Investors as provided herein;

     (b) Benefit pro-rata in any Contract salvage or subrogation;

     (c) Be automatically subrogated to all MetLife Investors' Contract rights; and

     (d) Be completely discharged from its obligation to make any payment with respect to the Contract to MetLife Investors pursuant to the terms of this Agreement.

4. Until a Contract shall have been assumed in accordance with applicable regulations, General American shall have no obligation to the holder of a Contract.

5. In the event of the occurrence of an Assumption Contingency, MetLife Investors and General American shall use their best efforts (1) to obtain domiciliary state transaction approval of the assumption; (2) to effectuate the assumption of each inforce Contract in accordance with applicable regulations; and (3) to obtain the consent of any reinsurer of MetLife Investors Contract liabilities to accept assignment of its inforce indemnity reinsurance agreement to General American in substitution for MetLife Investors, as provided herein, with respect to any assumed Contract liabilities; provided, however, that MetLife Investors shall hold in trust for the sole use and benefit of General American any reinsurance recoverables hereunder from reinsurers that shall not have consented to the requested substitution.

                        ARTICLE IX CONTINGENT REINSURANCE

1. While the parties intend that, upon the occurrence of an Assumption Contingency; all MetLife Investors Contracts shall be assumed by General American as herein provided, the parties recognize that regulatory or other circumstances may delay or preclude effectuation of the assumption of particular Contracts.

2. During any period following the occurrence of an Assumption Contingency that a Contract remains unassumed, as provided in Article VIII, in compliance with applicable regulatory requirements including domiciliary state regulatory approval, MetLife Investors shall cede and General American shall accept as Indemnity reinsurance, all of the liability of MetLife Investors with respect to any unassumed Contract net of other reinsurance; provided, however, that MetLife Investors shall assign any reinsurance recoverables due from other reinsurers to General American and General American shall remit the amounts of the assigned reinsurance recoverables due from other reinsurers, in accordance with the provisions of this Article, directly to the holder of a Contract; and further provided that MetLife Investors shall collect and hold in trust for the use and benefit of General American any reinsurance recoverables due from any other reinsurer of a Contract that falls to accept the MetLife Investors assignment of reinsurance recoverables to General American.

3. Upon MetLife Investors' approval of a Contract claim, in accordance with Contract terms and conditions, General American shall be liable, as indemnity reinsurer, for its share.

4. In order to effectuate the indemnity reinsurance provisions, MetLife Investors shall report to General American the ceded portion of all premiums received and claims, including the amounts of any cessions to other reinsurers, indicating the amounts payable on the claim by MetLife Investors, the date the payment is due and the amount due from General American and each of the other reinsurers.

5. When the Contract amount of insurance is increased or decreased because of a misstatement of age established after the death of the insured or because of an error regarding the sex of the insured, General American shall share the ceded increase or decrease in the settlement in the proportion of its liability with respect to the ceded Contract liability.

6. General American shall participate in ceded Contract claims expenses in proportion to its share of the ceded claim liability.

7. General American shall bear its proportionate share of any dividends paid and interest credited on any Contract.

8. In no event shall General American be responsible, hereunder, for the following categories of expenses or liabilities:

     a. Routine investigative or administrative expenses of MetLife Investors;
     or

     b. Compensation of employees or other internal expenses of MetLife
     Investors.

9. MetLife Investors shall not be entitled to recapture any cessions hereunder except as may be incident to the effectuation of a contingent assumption in accordance with Article VIII herein.

10. Upon and following the occurrence of an Assumption Contingency:

(a) In the event that MetLife Investors shall be impaired or insolvent, the reinsurance recoverable hereunder shall be payable by General American directly to MetLife Investors or to its receiver on the basis of the Contract liability of MetLife Investors without diminution because of such impairment or insolvency, except as stipulated in any Contingent Reinsurance Certificate issued as provided herein.

(b) In any such event, the liquidator of MetLife Investors shall give General American written notice of the pendency of each reinsured claim against MetLife Investors within a reasonable time after each such claim is filed in the liquidation proceeding.

(c) During the pendency of any such reinsured claim, General American may, at its own expense, Investigate such claim and interpose in the proceeding in which such claim is to be adjudicated, any defense or defenses that General American may reasonably deem available to MetLife Investors or its liquidator. The expense incurred in connection therewith by General American shall be chargeable, subject to court approval, against MetLife Investors as part of the expenses of such liquidation to the extent of any benefit that accrues to MetLife Investors solely as a result of the defense or defenses undertaken by General American.

11. Upon and following the occurrence of an Assumption Contingency:

(a) The parties shall make a joint election, in accordance with Treas. Reg. 1.848-2(g)(8) (the "Regulation"), issued December 28, 1992, under Section 848 of the Internal Revenue Code of 1986 (the "Code"), and:

     (1) The party with the net positive consideration under this Agreement shall capitalize specified policy acquisition expenses, with respect to this Agreement, without regard to the general deductions limitations of
     Section 848(c)(1) of the Code;

     (2) the election shall take effect as of the date of this Agreement and shall remain in effect for all subsequent years that this Agreement remains in effect; and

     (3) each party shall attach a schedule to its federal income tax return for its first taxable year ending after the election becomes effective that identifies the agreements (including this Agreement) for which joint elections have been made under the Regulation.

(b) Pursuant to this joint election:

     (1) each party shall exchange information pertaining to the amount of net consideration under this Agreement to assure consistency or as may otherwise be required by the Internal Revenue Service;

     (2) MetLife Investors shall submit its calculation of the "net consideration" as defined under Treas. Reg. 1.848-2(f) to General American not later than May 1st for each and every tax year for which this Agreement is in effect;

     (3) General American may challenge such calculation within ten (10) working days of receipt of the MetLife Investors calculation; and

     (4) the parties will act in good faith to reach agreement as to the correct amount of net consideration whenever there is disagreement as to the amount of net consideration as determined under Treas. Reg. 1.848-2(f).

(c) Each party, respectively, represents and warrants that it is subject to
U. S. taxation under Subchapter L of Chapter 1 of the Code or Subpart F of Part III of Subchapter N of Chapter 1 of the Code.

12. Upon and following the occurrence of an Assumption Contingency, General American shall issue a Contingent Reinsurance Certificate, in the form attached hereto as Attachment B (the "Reinsurance Certificate"), to the holder of each Contract that General American has not assumed in accordance with Article VIII herein and General American shall, to the extent of its liability thereunder,

     (a) Benefit pro-rata in any salvage or subrogation with respect to the payment of reinsurance proceeds to MetLife Investors;

     (b) Be automatically subrogated to all of MetLife Investors' rights under such Reinsurance Certificate; and

     (c) Be completely discharged from its obligation to make any payment to MetLife Investors under this Agreement.

                          ARTICLE X GENERAL CONDITIONS

Parties. This Agreement is entered into by and between MetLife Investors and
-------
General American and no third party shall have any right of any kind hereunder; provided, however, that any holder of a Contract shall have standing to seek judicial enforcement of the protections stipulated in an Assumption Certificate or a Reinsurance Certificate.

Entire Agreement and Amendment. This Agreement supersedes all prior discussions
------------------------------
and agreements between the parties and constitutes their sole and entire agreement with respect to the subject matter hereof and there are no understandings between the parties other than as expressed herein with respect to the cession. This Agreement may be amended only by written agreement of the parties. Any change in or modification of this Agreement shall be null and void unless made by written amendment to the Agreement and signed by both parties.

Errors and Omissions. Any inadvertent errors or omissions on the part of one
--------------------
party occurring in connection with this Agreement or any transaction hereunder shall not relieve the other party from any liability to the first party that would have otherwise attached had such error or omission not occurred, provided that such error or omission is rectified as soon as practicable after discovery

Choice of Law, Forum and Consent to Service. This Agreement is subject to and is
-------------------------------------------
to be interpreted in accordance with the laws of the State of Missouri without regard to the Missouri choice of law rules. While the parties contemplate that all disputes will be decided through arbitration, as provided herein, in the event of any legal proceedings, the parties shall submit to the exclusive jurisdiction of the courts of the State of Missouri and the United States located in the City of St. Louis and shall abide by the final decision of such courts.

Binding Effect and Assignment. This Agreement shall be binding upon and inure to
-----------------------------
the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither party may assign this Agreement or any of its duties under this Agreement without the prior written consent of the other party.

Severability. In the event that any provision or term of this Agreement shall be
------------
held to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if terms or provisions are held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out its original intent.

Survival. All of the provisions of this Agreement, to the extent necessary to
--------
carryout the purposes of this Agreement or to ascertain and enforce the parties' rights hereunder, shall survive the termination of this Agreement.

Offset. All moneys due either party under this Agreement shall be offset against
------
each other, dollar for dollar, regardless of any insolvency of either party.

Currency. All payments hereunder shall be denominated in United States dollars.
--------

Settlements. The parties shall settle indemnity reinsurance balances quarterly,
-----------
MetLife Investors shall report balances due to and from General American not more than sixty (60) days after the end of each quarter. Net amounts due to General American shall be payable not more than seventy-five (75) days after the end of each quarter. Net amounts due to MetLife Investors shall be payable fifteen (15) days after General American's receipt of the report with respect to the quarter then ended. The parties shall effect all settlements through offsetting balances, electronic funds transfers or as the parties may otherwise agree in order to carry out the purposes of this Agreement.

Waiver. No waiver by either party of any default by the other party in the
------
performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other provision, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent

Audit. Upon reasonable advance notice, General American may, at a reasonable
-----
location or locations to be designated by MetLife Investors, audit any and all books, records, statements, correspondence, reports and other documentation that relate to the business ceded hereunder. MetLife Investors shall provide a reasonable workspace during normal business hours for such audit and shall cooperate with and disclose and produce any and all documentation reasonably requested by the auditors. General American shall keep all information disclosed or produced for audit, including all audit reports and analyses, confidential as provided herein.

Confidentiality. All records and information, including legally protected
---------------
individual privacy information, obtained from or on behalf of MetLife Investors are confidential and shall not be disclosed by General American; provided, however, that this obligation of confidentiality shall not apply (a) if and to the extent that disclosure by General

American is required by applicable law or any court, government agency or regulatory authority or by subpoena or discovery request in pending litigation;
(b) if the information is or becomes available from public information (other than as a result of prior unauthorized disclosure by General American); (c) if the information is or was received from a third party not known by General American to be under a confidentiality obligation with regard to such information; or (d) if the information was in the possession of General American (having been received on a non-confidential basis) other than by reason of the business ceded hereunder. In the event that General American becomes legally compelled to disclose any secret or confidential information, General American will give prompt written notice of that fact to MetLife Investors so that MetLife Investors may seek an appropriate remedy to prevent such disclosure; provided, however, that General American may provide such information to its reinsurer(s) under similar protective standards.

No Extra-contractual Damages. General American assumes no liability under this
----------------------------
Agreement for any damages, fines, penalties, costs or expenses, or portion thereof, levied on or assessed against MetLife Investors by any court or regulatory body on the basis of negligence, oppression, malice fraud, fault, wrongdoing or bad faith by MetLife Investors in connection with any claim or for any other act or omission, unless General American shall have received prior notice of and shall have concurred prior to the actions taken or not taken by MetLife Investors that led to the levies or assessments, in which case, General American shall pay its share of such levy or assessment.

Indemnification. General American and MetLife Investors will indemnify and hold
---------------
each other, its affiliates, directors, officers, employees and all other persons and entities acting on behalf of or under the control of any of them harmless from and against any and all claims, including reasonable legal expenses, that result from any negligent, dishonest, malicious, fraudulent or criminal act or omission arising out of or related to any incorrect representation, warranty or obligation of this Agreement or any failure to perform or breach of this Agreement by the indemnifying party, its directors, officers, employees, other representatives or any other person or entity acting on behalf of or under the control of any of them. In no event shall any party to this Agreement be liable to the other party for punitive, indirect or consequential damages arising under this Agreement for any cause whatsoever, whether or not such party has been advised or could have foreseen the possibility of such damages.

Agents and Intermediaries. All negotiations relative to this Agreement and the
-------------------------
transactions contemplated hereby, including all communications and payments, have been and will be carried out by General American and MetLife Investors and designated agents thereof directly and without the intervention of any person in such manner as to give rise to any valid claim by another person against General American or MetLife Investors for a finder's fee, brokerage, commission or similar payment.

Independent Contractor. The parties shall be deemed to be independent
----------------------
contractors, each with full control over its respective business affairs and operations. This Agreement shall not be construed as a partnership or joint venture and neither party hereto shall be liable for any obligations incurred by the other party except as expressly provided herein.

Rules of Construction. Each party acknowledges that, in the negotiation and
---------------------
drafting of this Agreement, it has been represented by and has relied upon the advice of counsel of its choice; that its counsel has had a substantial role in the drafting and negotiation of this Agreement; and, therefore, that the rule of construction that any ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement.

Counterparts. This Agreement may be signed simultaneously in any number of
------------
counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

METLIFE INVESTORS INSURANCE COMPANY


By: /s/ Richard C. Pearson
    ------------------------------------


GENERAL AMERICAN LIFE INSURANCE COMPANY


By: /s/ illegible
    ------------------------------------

                                 (ATTACHMENT A)

                        CONTINGENT ASSUMPTION CERTIFICATE
                               (the "Certificate")

                         Attached to and made a part of

                       METLIFE INVESTORS INSURANCE COMPANY
                               22 Corporate Plaza
                             Newport Beach, CA 92660
                              ("MetLife Investors")

                            CONTRACT NO.
                                         --------------
                                (the "Contract")

                                THIS CERTIFICATE
                    is issued on the date indicated herein by

                     GENERAL AMERICAN LIFE INSURANCE COMPANY
                                700 Market Street
                               St. Louis, MO 63101
                                (the "Reinsurer")

                                       to

                          -----------------------------
                              Holder of a Contract

WHEREAS, MetLife Investors desires to provide that, in the event of certain contingencies as herein specified, the Reinsurer shall assume the Contract liabilities, as insurer, in substitution for MetLife Investors, upon the terms and conditions of this Certificate,

NOW, THEREFORE, In consideration of the mutual undertakings of the parties to the Reinsurance Agreement, the Reinsurer agrees as follows:

1. An assumption contingency (an "Assumption Contingency") shall mean the existence of any one of the following conditions:

     (a) The total statutory capital and surplus of MetLife Investors falls below ten million dollars ($10,000,000);

     (b) The total amount of MetLife Investors statutory capital and surplus is insufficient to maintain a total adjusted capital of MetLife Investors at a level not less than one hundred eighty percent (180%) of the company action level RBC of MetLife Investors; provided that "total adjusted capital" and "company action level RBC" shall be as defined in the Risk-Based Capital
     (RBC) for Insurers Model Act adopted by the National Association of Insurance Commissioners; or

     (c) MetLife Investors shall be adjudged Insolvent; placed in any form of Insolvency proceedings, including proceedings leading to the adoption of a plan of rehabilitation; control of the business and affairs of MetLife Investors has been assumed by regulatory authority; or an application has been made for the liquidation of MetLife Investors.

2. On the occurrence of an Assumption Contingency, the Reinsurer shall, subject to any applicable regulatory requirements, including approval by the Director of Insurance of the State of Missouri and regulatory approvals and consents required in the state of residence of a Contract holder, be substituted, on the same terms and conditions, as an Insurer, in lieu of MetLife Investors and shall thereafter be directly liable for all Contract liabilities related services.

3. Upon effectuation of an assumption, as provided herein, the holder of a Contract shall thereafter pay all Insurance premiums as they become due and payable directly to the Reinsurer, which payment shall, to the extent thereof, constitute payment of the Insurance premiums pursuant to the Contract.

4. On the occurrence of an Assumption Contingency, the Reinsurer shall:

     (a) Be substituted, on the same Contract terms and conditions, in place of MetLife Investors;

     (b)  Benefit pro-rata in any Contract salvage or subrogation; and

     (c)  Be automatically subrogated to all MetLife Investors' Contract rights.

5. The Reinsurer shall not be required, under this Certificate, to pay more than MetLife Investors would otherwise have paid to the holder of a Contract in the absence of the Assumption Contingency and, to this end, the Certificate Incorporates all provisions, terms and conditions of the Contract.

6. This Certificate applies only to the specified Contract.

7. This Certificate may not be amended or terminated for any reason after the occurrence of an Assumption Contingency without the written agreement of the holder of a Contract.

8. Neither the Certificate nor any rights or liabilities thereunder may be assigned without the prior written consent of the Reinsurer.

9. Notwithstanding the foregoing provisions, the Reinsurer may, prior to the occurrence of an assumption contingency, as herein provided, terminate this Agreement as to all inforce and future Contracts upon thirty (30) days' prior written notice to MetLife Investors in the event that (1) MetLife Investors attains a stand-alone Moody's Investors Service rating, without giving effect to this Agreement, that is the same as or better than its rating from such agency with such effect or (2) there is transfer of control of MetLife Investors or MetLife Investors conveys its entire block of business to an acquirer (i) having a Moody's Investors Service rating that is at least equal to the lower of
(a) Reinsurer's then current rating from such agency or (b) MetLife Investors' then current rating after giving effect to this Agreement from such agency; or
(ii) such that, after giving effect to the transaction, MetLife Investors attains a rating from Moody's Investors Service that is the same as or better than its then current rating from such agency after giving effect to this Agreement.

IN WITNESS WHEREOF, the undersigned Reinsurer has caused this Certificate to be
signed as of          ,     .
             ---------  ----

GENERAL AMERICAN LIFE INSURANCE COMPANY


By:
    ------------------------------------

                                 (ATTACHMENT B)

                       CONTINGENT REINSURANCE CERTIFICATE
                               (the "Certificate")

                         Attached to and made a part of

                       METLIFE INVESTORS INSURANCE COMPANY
                               22 Corporate Plaza
                             Newport Beach, CA 92660
                              ("MetLife Investors")

                             CONTRACT NO.
                                         -----------
                                (the "Contract")

                                THIS CERTIFICATE
                   is issued on the date indicated herein by

                     GENERAL AMERICAN LIFE INSURANCE COMPANY
                               700 Market Street
                              St. Louis, MO 63101
                                (the "Reinsurer")

                                       to

                        --------------------------------
                              Holder of a Contract

WHEREAS, MetLife Investors, having entered into a Contingent Reinsurance Agreement with the Reinsurer with respect to the referenced Contract liabilities, the Reinsurer has agreed that, in compliance with applicable regulatory requirements, including the approval of the Director of Insurance of the State of Missouri, it will, in accordance with the terms and conditions of this Certificate, pay directly to the holder all reinsurance proceeds due to MetLife Investor.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties to the Contingent Reinsurance Agreement, the Reinsurer agrees as follows:

1. An assumption contingency (an "Assumption Contingency") shall mean the existence of any one of the following conditions:

     (a) The total statutory capital end surplus of MetLife Investors falls below ten million dollars. ($10,000,000);

     (b) The total amount of MetLife Investors statutory capital and surplus is insufficient to maintain a total adjusted capital of MetLife Investors at a level, not less than one hundred eighty percent (180%) of the company action level RBC of MetLife Investors; provided that "total adjusted capital" and "company action level RBC" shall be as defined in the Risk-Based Capital (RBC) for Insurers Model Act adopted by the National Association of Insurance Commissioners; or

     (c) MetLife Investors shall be adjudged insolvent; placed in any form of insolvency proceedings, including proceedings leading to the adoption of a plan of rehabilitation; control of the business and affairs of MetLife Investors has been assumed by regulatory authority; or an application has been made for the liquidation of MetLife Investors.

2. On or after the occurrence of an Assumption Contingency, unless the Contract shall have been otherwise assumed, the Reinsurer shall pay directly to the holder of the Contract all of the reinsurance recoverables otherwise payable to MetLife Investors thereon, together with any reinsurance recoverables due from other reinsurers that MetLife Investors shall have assigned to the Reinsurer.

3. The Reinsurer shall not be required, under this Certificate, to pay more to the holder of a Contract than the Reinsurer would have been required to pay to MetLife Investors in the absence of the Assumption Contingency, together with any amounts of reinsurance recoverables due from other reinsurers that MetLife Investors shall have assigned to the Reinsurer.

4. This Certificate applies only to the specified Contract.

5. This Certificate may not be amended or terminated for any reason after the occurrence of an Assumption Contingency without the written agreement of the holder of a Contract.

6. Neither this Certificate nor any rights or liabilities hereunder may be assigned without the prior written consent of the Reinsurer.

7. Notwithstanding the foregoing provisions, the Reinsurer may, prior to the occurrence of an assumption contingency, as herein provided, terminate this Agreement as to all inforce and future Contracts upon thirty (30) days prior written notice to MetLife Investors in the event that (1) MetLife Investors attains a stand-alone Moody's Investors Service rating, without giving effect to this Agreement, that is the same as or better than its rating from such agency with such effect or (2) there is transfer of control of MetLife Investors or MetLife Investors conveys its entire block of business to an acquirer (i) having a Moody's Investors Service rating that is at least equal to the lower of
(a) Reinsurer's then current rating from such agency or (b) MetLife Investors then current rating after giving effect to this Agreement from such agency; or
(ii) such that, after giving effect to the transaction, MetLife Investors attains a Moody's Investors Service rating that is the same as or better than its then current rating from such agency after giving effect to this Agreement.

IN WITNESS WHEREOF, the undersigned Reinsurer has caused this Certificate to be
signed as of         ,     .
             --------  ----

GENERAL AMERICAN LIFE INSURANCE COMPANY


By:
    ------------------------------------